Exhibit 99.1
NEWFIELD EXPLORATION CLOSES SALE OF GRANITE WASH ASSETS

FOR IMMEDIATE RELEASE

The Woodlands, TX – September 22, 2014 -- Newfield Exploration Company (NYSE: NFX) today closed on the sale of its Granite Wash assets. As previously announced, the purchase price was $588 million (after-tax proceeds were approximately $582 million). Proceeds will be used to call Newfield’s 7 1/8 % Senior Subordinated Notes due 2018.

As a result of the sale, Newfield adjusted its 2014 production guidance and provided an estimate for its Granite Wash volumes in 2014-16. Full-year net production from Granite Wash in 2014-16 would have been approximately 4 MMBOE, 3.1 MMBOE and 2.7 MMBOE, respectively. Over the three-year period, production from the Granite Wash would have been approximately two-thirds natural gas. Adjusted for the sale’s closing date, 2014’s net production impact is expected to be approximately 1 MMBOE.

The following table updates the Company’s 2014 production guidance, adjusted for the sale of the Granite Wash.

2014 Guidance	Production Range (MMBOE)
Previous Guidance	46.5 – 48.5
Impact of Granite Wash Sale	(1) – (1)
Current Guidance	45.5 – 47.5

Consistent with the Company’s annual planning and budgeting process, Newfield expects to update its three-year plan in February 2015.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on North American resource plays and our principal areas of operation include the Mid-Continent, the Rocky Mountains and onshore Gulf Coast.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, planned capital expenditures, and estimated production, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2013 Annual Report on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors, not discussed in this press release, could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5321
Email: info@newfield.com

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